Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1105
john.mills@icrinc.com

Cutera Appoints Michael Karavitis as Vice President of Research and Development

BRISBANE, California, September 21, 2012 -- Cutera, Inc. (Nasdaq:CUTR), a leading provider of laser and other energy based aesthetic systems for practitioners worldwide, today announced that Michael Karavitis, Ph.D., has recently joined the Company as Vice President of Research and Development.

Kevin Connors, President and CEO of Cutera stated, "We are excited to have Michael leading our research and development efforts. Prior to joining Cutera, Michael led a team of engineers and scientists at various successful early to mid stage companies, including LenSx (acquired by Alcon), Newport Corporation and Intralase Corporation (acquired by Advanced Medical Optics).  He holds multiple patents and is the author of several publications in the fields ranging from Laser science to biotechnology.  Michael will be succeeding Len DeBenedictis, who decided to leave the Company to pursue other personal interests.”

Mr. Connors added, “We are confident that with Michael’s leadership we will continue our history of introducing innovative solutions for the aesthetics market. In August 2012, we commenced shipments of our truSculpt product and we plan to continue investing in our research and development activities.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.